PART I - EXHIBIT 11
BLOUNT, INC. AND SUBSIDIARIES
COMPUTATION OF NET INCOME PER COMMON SHARE
(In thousands, except share data)
(Unaudited)
                                                     Three Months Ended May 31,
                                                     --------------------------
                                                        1995           1994
                                                     -----------    -----------
Primary:
  Net income                                         $    14,279    $     9,008
                                                     ===========    ===========

Shares:
  Weighted average common shares outstanding          12,624,384     12,494,242
  Dilutive effect of stock options                       330,005        359,652
                                                     -----------    -----------
  Average common shares outstanding as adjusted       12,954,389     12,853,894
                                                     ===========    ===========

Primary net income per common share                  $      1.10    $       .70
                                                     ===========    ===========

Assuming Full Dilution:
  Net income                                         $    14,279    $     9,008
                                                     ===========    ===========

Shares:
  Average common shares as adjusted
    for primary computation                           12,954,389     12,853,894
  Additional dilutive effect of stock options                            38,965
                                                     -----------    -----------
  Average common shares outstanding as adjusted       12,954,389     12,892,859
                                                     ===========    ===========

Net income per common share assuming full dilution   $      1.10    $       .70
                                                     ===========    ===========
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